Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161020, 333-122477 and 333-196190 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedules of PHH Corporation and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 27, 2015